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                                                                    EXHIBIT 99.1


                             ABINGTON BANCORP, INC.
                              536 Washington Street
                               Abington, MA 02351



March 22, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

         This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X. Abington Bancorp, Inc. (the "Corporation") has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of the Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

                                    Very truly yours,

                                    ABINGTON BANCORP, INC.

                                    By: /s/ Robert M. Lallo
                                        ----------------------------------------
                                        Robert M. Lallo, Chief Financial Officer